EXHIBIT 99.2
                                                                    ------------

Press Release Source: OTCStockReview.com


          OTC Stock Review Issues Report on N-Viro International Corp.

Atlanta, Sept. 2, 2009 -- OTC Stock Review announces that it has initiated coverage of N-Viro International Corp (OTC BB: NVIC). N-Viro International Corp., headquartered in Toledo, Ohio, uses a proprietary, patented technology to process wastewater biosolids and organic waste from municipal and industrial customer and converts them to environmentally beneficial agriculture and energy fuel products. In our opinion, shares of NVIC could be getting ready to explode as a result of its recent transition from licensor of technology to an operational entity. As a result of NVIC operating its processing facilities independently and in partnership with municipalities and larger corporate partners, we believe revenues and profits have the potential to surpass the $100 million mark over the next 3 to 5 years.

We believe investors will be particularly interested in NVIC's N-Viro Fuel, a patented biomass fuel that has the physical and chemical characteristics of coal. N-Viro fuel is created from municipal biosolids and other organic wastes such as livestock manure, food waste and paper pulp sludge by-products. The resultant product is blended with coal or petroleum product and burned as a coal substitute in coal fired plants. The biofuel provides a cost effective solution that has a positive environmental impact.

The complete report is available at
http://www.otcstockreview.com/files/NVIC/NVIC_review.pdf.
--------------------------------------------------------

Additionally, more information on N-Viro International Corp. is available at http://www.nviro.com.
--------------------

NOTE: The purpose of this release is to introduce the reader to OTCStockReview.com and N-Viro International Corp. OTC Stock Review is not a Registered Investment Advisor or a Broker/Dealer. Information and opinions presented in this release are solely for informative purposes and not intended, nor should they be construed as, investment advice. This document contains information obtained from public sources about N-Viro International Corp., but does not contain all the relevant material information necessary to evaluate the company. This release is not to be considered an offer to buy, sell, hold, and/or otherwise trade in the securities of N-Viro International Corp., as profiled. OTC Stock Review has been compensated twelve thousand five hundred dollars to perform investor relations services for N-Viro International Corp. and officers, directors, and employees of OTC Stock Review, may hold a long or short equity position of a profiled company and may trade in these securities for their own accounts. Carefully review profiled companies with your investment advisor, stockbroker, or other such professional. OTC Stock Review is not liable for any investment decisions by its readers or their advisors. Readers are encouraged to obtain copies of the profiled Company's periodic reports filed with United States Securities and Exchange Commission, which are generally available at http://www.sec.gov. You can view our complete disclaimer at http://www.otcstockreview.com/disclaimer.htm

Contact:
OTC Stock Review
David Kugelman
(866) 692-6847
dk@otcstockreview.com